SUBSIDIARIES OF THE REGISTRANT


1.  ClubCorp,  Inc.

     (a)  Operating  in  the  hospitality  line  of  business

     (b)  Names  of:

          (i) 317 consolidated wholly owned subsidiaries operating in the United States have been omitted; and

          (ii) 35 consolidated wholly owned subsidiaries operating in foreign countries have been omitted.